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                                                                    EXHIBIT 23.3

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Adobe Systems Incorporated:

    We consent to incorporation by reference in the registration statement on Form S-4 of Adobe Systems Incorporated of our report dated December 20, 1994, relating to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of November 25, 1994 and November 26, 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended November 25, 1994, and the related schedule, which appears in the 1994 annual report on Form 10-K of Adobe Systems Incorporated, and to the reference to our firm under the heading "Experts" in the prospectus. As indicated in our report, we did not audit the consolidated financial statements of Aldus Corporation and subsidiaries, a company acquired by Adobe Systems Incorporated in a business combination accounted for as a pooling-of-interests. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Aldus Corporation, is based solely on the reports of the other auditors.

                                          KPMG PEAT MARWICK LLP

San Jose, California
August 25, 1995